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                                                                   EXHIBIT 12.01

                                    EQUITABLE RESOURCES, INC
                       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                     (DOLLARS IN THOUSANDS)
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                                                                       YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------------------------
                                                  2002         2001         2000         1999     1998 (A)
                                                  ----         ----         ----         ----     --------
EARNINGS
Net Income before income taxes,
   discontinued operations, extraordinary
   items and cumulative effect of
   accounting changes                        $ 228,218    $ 239,531    $ 163,344    $ 108,486    $ (49,433)

Minus:  equity (earnings) loss of
   non consolidated investments
   and minority interest                        10,566      (26,101)     (25,161)      (2,863)      (2,667)

Plus: fixed charges                             41,265       44,268       80,112       42,262       45,512

Minus:  capitalized interest                    (1,400)      (2,000)      (3,300)      (4,600)      (2,700)

Minus:  investment tax credit amortization      (1,126)      (1,075)      (1,189)      (1,096)      (1,097)
                                             ---------    ---------    ---------    ---------    ---------

EARNINGS BEFORE INCOME TAXES, DISCONTINUED
   OPERATIONS, EXTRAORDINARY ITEMS AND
   CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES AND FIXED CHARGES                 $ 277,523    $ 254,623    $ 213,806    $ 142,189    $ (10,385)


FIXED CHARGES
Interest expense                             $  38,787    $  41,098    $  75,661    $  37,132    $  40,302
Plus: capitalized interest and
   allowance for borrowed funds
   used during construction                      1,400        2,000        3,300        4,600        2,700

Plus: estimated interest component
   of rental expense                               389          483          436          684        1,019

Plus: amortization of original
   issue discount                                  689          687          715         (154)       1,491
                                             ---------    ---------    ---------    ---------    ---------

FIXED CHARGES                                $  41,265    $  44,268    $  80,112    $  42,262    $  45,512

RATIO OF EARNINGS TO FIXED CHARGES                6.73         5.75         2.67         3.36          N/A

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(a) Earnings were inadequate to cover fixed charges by $55,897 for the year ended December 31, 1998.